EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
Gartner Group, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-67576, No. 33-85926, No. 33-92486, No. 333-35169, No. 333-42587, No.
333-77015 and No. 333-77013) on Form S-8 of Gartner Group, Inc. of our reports dated October 28, 1999 relating to the consolidated balance sheets of Gartner Group, Inc. and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three year period ended September 30, 1999, which report appears in the 1999 Annual Report on Form 10-K of Gartner Group, Inc. We also consent to incorporation by reference of our report on the related financial statement schedule included elsewhere herein.

                                                                    /s/ KPMG LLP
St. Petersburg, Florida
December 21, 1999